As filed with the Securities and Exchange Commission on September 4, 2025
    Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rackspace Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-3369925
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19122 US Highway 281N, Suite 128 San Antonio, Texas	78258
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Unit Inducement Award Agreement Non-Qualified Stock Option Inducement Award Agreement (Full title of the plan)

Michael Bross, Esq.
Senior Vice President, Chief Legal Officer and Corporate Secretary
19122 US Highway 281N, Suite 128
San Antonio, Texas 78258
(Name and address of agent for service)

(800) 961-4454
(Telephone number, including area code, of agent for service)

COPIES TO: Brian M. Janson, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019–6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Rackspace Technology, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 4,000,000 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued upon the vesting and settlement of the restricted stock unit award to be granted to Gajen Kandiah on or about the date hereof pursuant to a Restricted Stock Unit Inducement Award Agreement and (ii) 6,000,000 shares of Common Stock, which may be issued upon the exercise of stock options to be granted to Mr. Kandiah on or about the date hereof pursuant to a Non-Qualified Stock Option Inducement Award Agreement (collectively, the “Employment Inducement Awards”). In each case, the Employment Inducement Awards are being granted to Mr. Kandiah in reliance on the employment inducement exemption provided under the Nasdaq Listing Rule 5635(c)(4).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Rackspace Technology, Inc., 19122 US Highway 281N, Suite 128, San Antonio, Texas 78258, Attention: Chief Legal Officer, Telephone number (800) 961-4454.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 21, 2025 (the “2024 Annual Report”);

2. The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2025, that are incorporated by reference in Part III of the 2024 Annual Report;

3. The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the Commission on May 12, 2025 and August 11, 2025, respectively;

4. The Company’s Current Reports on Form 8-K filed with the Commission on January 17, 2025, March 27, 2025, June 20, 2025, August 22, 2025 and September 2, 2025 (other than any portions thereof deemed furnished and not filed); and

5. The description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 3, 2020, including any subsequent amendments or reports filed for the purpose of updating such description.
In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in the applicable Current Report on Form 8-K, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities

Not Applicable.
Item 5. Interests of Named Experts and Counsel

Not Applicable.
Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
3.1	Second Amended and Restated Certificate of Incorporation of Rackspace Technology, Inc. (incorporated by reference from Exhibit 3.1 to Rackspace Technology, Inc.’s Form S-8, filed on August 5, 2020)
3.2	Second Amended and Restated Bylaws of Rackspace Technology, Inc. (incorporated by reference from Exhibit 3.2 to Rackspace Technology, Inc.’s Form S-8, filed on August 5, 2020)
4.1*	Form of Restricted Stock Unit Inducement Award Agreement.
4.2*	Form of Non-Qualified Stock Option Inducement Award Agreement.
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
24.1*	Powers of Attorney (set forth on the signature page of this Registration Statement)
107*	Filing Fee Table
_____________________
* Filed herewith.

Item 9. Undertakings

The Company hereby undertakes:

(a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Rackspace Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on September 4, 2025.

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Mark Marino
Name: Mark Marino
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Mark Marino and Michael Bross, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys‑in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on September 4, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ Gajen Kandiah	Chief Executive Officer; Director
Gajen Kandiah	(Principal Executive Officer)

/s/ Mark Marino	Chief Financial Officer
Mark Marino	(Principal Financial and Accounting Officer)

/s/ Betsy Atkins	Director
Betsy Atkins

/s/ Jeffrey Benjamin	Director
Jeffrey Benjamin

/s/ Mitchell Garber	Director
Mitchell Garber

/s/ Mark Gross	Director
Mark Gross

/s/ Vikram Mahidhar	Director
Vikram Mahidhar

/s/ Amar Maletira	Director
Amar Maletira

/s/ Anthony Roberts	Director
Anthony Roberts

/s/ Anthony Scott	Director
Anthony Scott

/s/ Aaron Sobel	Director
Aaron Sobel